Exhibit 99.2
CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners' Board of Directors Made Positive Final Investment Decision (“FID”) for First Two Liquefaction Trains
Houston, Texas - July 30, 2012 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) announced today that its Board of Directors has made a positive final investment decision to construct the first two liquefaction trains of the Sabine Pass liquefaction project (the “Liquefaction Project”).  FID is subject to the closing of the debt financing, funding of the initial equity investment by Blackstone Energy Partners L.P., Blackstone Capital Partners VI L.P., and certain affiliates (collectively, "Blackstone"), and funding of the remaining equity investment by Cheniere Energy, Inc. (“CEI”).
Cheniere Partners expects to fund the Liquefaction Project costs with approximately $2.0 billion of equity and approximately $3.6 billion of debt.  Blackstone has agreed to purchase $1.5 billion of Cheniere Partners' Class B units (“Class B Units”) and CEI has agreed to purchase $500 million of Class B Units.  In June 2012 CEI purchased approximately $167 million of the total $500 million of Class B Units.  Sabine Pass Liquefaction is in the process of closing a bank credit facility of approximately $3.6 billion, which will be held by a syndicate of eleven joint lead arranger banks and additional banks and financial institutions.
Cheniere Partners will issue a full notice to proceed to Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel") upon the receipt of initial funding by Blackstone and the remaining equity investment from CEI.  In June 2012 Cheniere Partners issued a limited notice to proceed for the start of site preparation and to continue with detailed engineering and limited procurement activities currently underway.  The first liquefaction train is expected to start operations as early as 2015, with the second liquefaction train expected to commence operations six to nine months thereafter.

Additional Information
Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass Channel in western Cameron Parish, Louisiana.  The Sabine Pass terminal has regasification and send-out capacity of 4.0 billion cubic feet per day (Bcf/d) and storage capacity of 16.9 billion cubic feet equivalent (Bcfe).  Cheniere Partners is developing a project to add liquefaction and export capabilities adjacent to the existing infrastructure at the Sabine Pass LNG terminal. As currently contemplated, the Liquefaction Project is being designed and permitted for up to four modular LNG trains, each with a nominal capacity of approximately 4.5 mtpa.  The Liquefaction Project is expected to be constructed with each LNG train commencing operations approximately six to nine months after the previous train.  In November 2011, Sabine Liquefaction entered into a lump sum turnkey contract for the engineering, procurement and construction of the first two trains of the project with Bechtel Oil, Gas and Chemicals, Inc.  Sabine Liquefaction has also entered into four long-term customer sale and purchase agreements (“SPAs”) for a total of 16.0 mtpa of LNG volumes, which represents approximately 89 percent of the nominal LNG volumes.  The customers include BG Gulf Coast LNG, LLC (“BG”) for 5.5 mtpa, Gas Natural Fenosa for 3.5 mtpa, KOGAS for 3.5 mtpa and GAIL (India) Ltd. for 3.5 mtpa. In addition, Sabine Liquefaction has entered into a SPA with Cheniere Marketing, LLC for up to approximately 2.0 mtpa of LNG that is produced but not already committed to third parties.  The BG and Cheniere Marketing SPAs commence with the start of LNG train one operations and the Gas Natural Fenosa SPA commences with the start of train two operations.  The KOGAS SPA commences with the start of train three operations and the GAIL (India) Ltd. SPA commences with the start of train four operations.  Cheniere Partners has reached FID on the first two liquefaction trains and will issue NTP upon closing of the debt financing and receipt of initial funding from Blackstone and remaining funding from CEI.  Commencement of construction for the third and fourth LNG trains is subject, but not limited, to entering into an EPC contract, obtaining financing and Cheniere Partners making a final investment decision.  Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.

Target Date
	Milestone	Trains 1 & 2	Trains 3 & 4
▪	DOE export authorization	Complete	Complete
▪	Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa
	- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
	- Gas Natural Fenosa	3.5 mtpa
	- KOGAS		3.5 mtpa
	- GAIL (India) Ltd.		3.5 mtpa
▪	EPC contract	Complete	4Q12
▪	Financing commitments		1Q13
	- Equity	Complete
	- Debt	3Q2012
▪	FERC authorization	Complete	Complete
	- Certificate to commence construction	Complete	2013
▪▪	Commence construction	3Q2012	2013
▪	Commence operations	2015/2016	2017/2018

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities and the purchase of the Creole Trail Pipeline, (ii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business, (iii)  statements regarding potential financing arrangements and (iv) statements regarding the business operations and prospects of third parties.  Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259